UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported):  June 22, 2009

interCLICK, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141141	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

257 Park Avenue South Suite 602 New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 722-6260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On June 22, 2009, interCLICK, Inc. (the “Company”) closed a private placement and received gross proceeds of $2,500,000.  As a result, the Company issued 2,500,000 shares of common stock and 625,000 three-year warrants exercisable at $1.40 per share.  The Company entered into a registration rights agreement whereby they agreed to register all of the shares of common stock and shares underlying the warrants within 60 days.

GRQ Consultants, Inc. 401(k) (“GRQ”), which is controlled by Barry Honig, the Company’s co-chairman, held a $300,000 Senior Promissory Note issued by the Company (the “Note”).  On June 22, 2009, the Company, eight days prior to the June 30th due date, prepaid $100,000 of the Note to GRQ and Mr. Honig reinvested the $100,000 in the Company’s private placement.

Additionally, GRQ agreed to extend the due date on the remaining $200,000 from June 30, 2009 to December 31, 2009.  In consideration for the extension and subject to board approval, the Company will issue GRQ 10,000 shares of common stock and will pay the accrued interest under the Note through June 22, 2009 in shares of common stock in lieu of cash.

Item 3.02.                      Unregistered Sales of Equity Securities.

The Company has sold securities without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder as described below.

Name or Class of Investor	Date of Sale	No. of Securities	Reason for Issuance
Noteholder	June 5, 2009	$100,000 6% Promissory Note convertible at $2.00 per share due December 31, 2009.	Exchange.
Investors	June 22, 2009	2,500,000 shares of common stock and 625,000 three-year warrants exercisable at $1.40 per share.	Investment in Private Placement.
Advisor	June 22, 2009	100,000 three-year warrants exercisable at $1.40 per share.	Advisory fee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 26, 2009
interCLICK, Inc.

By:	/s/ Michael Mathews
Michael Mathews
Chief Executive Officer